Exhibit 99.1

Larry Pierce Media Relations (713) 369-9407	Mindy Mills Investor Relations (713) 369-9490 www.kindermorgan.com

KMP THIRD QUARTER DISTRIBUTION $1.05 PER UNIT
Distributable Cash Flow Up 14% Versus 3Q 2008

HOUSTON, Oct. 21, 2009 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today declared a cash distribution per common unit of $1.05 ($4.20 annualized) payable on Nov. 13, 2009, to unitholders of record as of Oct. 30, 2009.  The distribution represents a 3 percent increase over the third quarter 2008 cash distribution per unit of $1.02 ($4.08 annualized).
KMP reported third quarter distributable cash flow before certain items of $320 million, up 14 percent from $281.9 million for the same period last year.  Distributable cash flow per unit before certain items was $1.12 versus $1.09 per unit for the third quarter of 2008.  Net income attributable to KMP before certain items was $351.1 million compared to $345 million for the same period last year.  Including certain items, net income attributable to KMP was $359.5 million versus $329.8 million for the third quarter of 2008.  Certain items resulted in a net gain of almost $9 million for the quarter, primarily reflecting insurance reimbursements in the company’s Terminals business.
For the first nine months of 2009, KMP produced distributable cash flow before certain items of $854.2 million compared to $856 million for the same period last year.  Distributable cash flow per unit before certain items for the first nine months was $3.07 versus $3.35 for the comparable period in 2008.  Net income attributable to KMP before certain items was $1.0 billion compared to $1.1 billion for the same period last year.  Including certain items, net income attributable to KMP for the first nine months was $0.9 billion compared to $1.0 billion for the same period last year.
Chairman and CEO Richard D. Kinder said, “KMP had a very strong third quarter despite the ongoing impact from lingering economic headwinds that we have been experiencing all year.  We generated distributable cash flow of $1.12 per unit, substantially higher than our budget for
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the quarter, which resulted in excess coverage over our quarterly distribution of approximately $19 million.  All of our business segments outperformed their 2008 third quarter results with the exception of our CO2 business, which fell about 2 percent short of its third quarter results from last year due to significantly lower crude oil prices.  Our stable, cash producing assets, combined with reduced internal costs and lower interest rates, helped offset the economic headwinds which resulted in lower refined products transportation volumes, decreased steel handling at our bulk terminals, lower crude oil prices and a difficult business environment for our Texas Intrastate pipelines.  We remain confident that we will achieve our budget of $4.20 per unit in cash distributions for the year, which would represent 4.5 percent growth over the 2008 distribution.  We also continue to make good progress in executing our multi-billion dollar capital investment program that will drive future growth at KMP.”

Overview of Business Segments
The Products Pipelines business produced third quarter segment earnings before DD&A and certain items of $166.7 million, up 19 percent from $140.6 million for the comparable period in 2008.  This segment is on track to meet its published annual budget of 10 percent growth.
“Products Pipelines had an excellent quarter, particularly considering the ongoing soft demand for refined products that continued to suppress transport volumes,” Kinder said.  “Growth compared to the third quarter last year was driven by higher tariffs on the Pacific system, improved warehousing margins at existing and expanded West Coast terminal facilities, higher ethanol revenues on the Central Florida Pipeline and at our Southeast Terminals, good performance in our Transmix business and higher revenues on Plantation (which was impacted in the third quarter last year by hurricanes).”  Reduced fuel and power costs and lower operating expenses also helped overcome the decrease in volumes resulting from ongoing weak economic conditions.
Compared to the third quarter of 2008, total refined products revenues were up 3.7 percent and volumes were down 2.7 percent (volumes in third quarter last year were impacted by hurricanes).  Excluding Plantation, revenues were up 5.3 percent and volumes were down 4.4 percent.  Including ethanol, gasoline volumes for the segment were up slightly,
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0.2 percent and 0.6 percent respectively for the quarter and year to date.  Diesel volumes were down 10 percent for both the quarter and year to date, and jet fuel volumes were down 2.8 percent for the quarter and 6.1 percent year to date.  For the year, total refined product revenues are relatively flat and volumes are down 3.2 percent versus last year (down 2.8 percent adjusted for leap year in 2008).
The Natural Gas Pipelines business produced third quarter segment earnings before DD&A and certain items of $194.8 million, up 10 percent from $177.2 million for the same period last year.  This segment is expected to outperform its 2008 results, but come in below its published annual budget of 11 percent growth.
“Growth in this segment’s earnings versus the third quarter of 2008 was attributable to contributions from new pipeline projects that were brought online - Rockies Express-East to Lebanon, Ohio, and all of Midcontinent Express and Kinder Morgan Louisiana,” Kinder said.  Segment transportation volumes increased by 24 percent compared to the third quarter of 2008, reflecting these new pipeline operations and the conversion of some sales business on the Texas intrastate system to transport service.  The Texas Intrastates contributed more than 40 percent of the Natural Gas Pipelines’ earnings before DD&A, but continued to be impacted by difficult market conditions which resulted in reduced sales margins and lower processing margins.
Kinder noted that the company expanded its natural gas footprint during the quarter by purchasing the natural gas treating business from Crosstex Energy, making KMP the largest provider of contracted gas treating services in the United States (see Other News for more details).
The CO2 business reported third quarter segment earnings before DD&A and certain items of $198.6 million, down from $203.3 million for the same period in 2008 when crude oil prices were much higher.  The average West Texas Intermediate (WTI) crude oil price in the third quarter of 2008 was $117.98 compared to $68.30 for the third quarter this year.  Based on current oil price forecasts, continued higher production and lower operating costs, this segment should come in slightly below its published annual budget of 5 percent growth.
“This segment exceeded its budget in both the second and third quarters, led by strong oil production at the SACROC Unit,” Kinder said.  “Higher CO2 delivery volumes, improved NGL
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sales volumes and reduced operating and capital costs in the third quarter also helped offset the lower oil prices that continued to impact unhedged volumes in this segment.”
Average oil production at SACROC was 29.6 thousand barrels per day (MBbl/d), up 6 percent from 27.9 MBbl/d for the third quarter of 2008 and above plan.  Average oil production at the Yates Field was 26.4 MBbl/d, down from 27.1 MBbl/d for the same period last year, but slightly above plan for the quarter.  CO2 delivery volumes increased by 4 percent compared to the same period last year due to expansion projects in southwest Colorado that increased CO2 production.  NGL sales volumes rebounded nicely from the third quarter of 2008 when they were impacted by Hurricane Ike.
The CO2 segment is an area where KMP is exposed to commodity price risk, but that risk is partially mitigated by a long-term hedging strategy intended to generate more stable realized prices.  The realized weighted average oil price per barrel, with all hedges allocated to oil, was $51.42 for the quarter.  The realized weighted average NGL price per barrel, allocating none of the hedges to NGLs, was $40.28.
The Terminals business produced third quarter segment earnings before DD&A and certain items of $144 million, up 9 percent from $132.4 million for the comparable period in 2008.  This segment is expected to outperform its 2008 financial results, but come in below its published annual budget of 14 percent growth.
“Growth in this segment compared to the third quarter last year was driven by increased liquids capacity at our Houston Ship Channel operations, contributions from our Geismar, La., drumming facility which came online in the first quarter of this year, a new petcoke contract that significantly boosted volumes at our Port of Houston bulk facility and the acquisition of Megafleet in April,” Kinder explained.
Liquid throughput increased by 14 percent over the third quarter of 2008, reflecting new tanks brought online and the absence of hurricane impacts this year.  Weak economic conditions continued to affect the bulk side of the business, however, with throughput down by 6.4 million tons compared to the same period last year.  Most of this decrease pertained to steel handling, although that business did show signs of improvement compared to the second quarter of this year.
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Kinder Morgan Canada produced third quarter segment earnings before DD&A and certain items of $47.7 million, up 20 percent from $39.6 million for the same period in 2008.  Excluding a non-cash accounting change related to book tax accruals and foreign exchange fluctuations, this segment is on track to meet or exceed its published annual budget of 9 percent growth.
The growth in Kinder Morgan Canada’s third quarter results reflect higher throughput on the Trans Mountain pipeline system which was driven by a significant increase in ship traffic at the Port of Metro Vancouver, the completion of the Anchor Loop expansion of the Trans Mountain Pipeline in the fourth quarter of 2008, and the acquisition of the Express-Platte pipeline system and a jet fuel pipeline from Kinder Morgan, Inc. (KMI) in August of last year.  Throughput volumes on Trans Mountain were up 24 percent versus the third quarter of 2008.

Outlook
As previously announced, KMP expects to declare cash distributions of $4.20 per unit for 2009, which would represent a 4.5 percent increase over 2008.  “While ongoing economic factors continue to impact our financial results, our nearly 8,000 employees have done yeoman’s work to help offset potential shortfalls,” Kinder said.  “We expect to generate or be very close to generating sufficient distributable cash flow to cover our published annual distribution target.”  Most of the $2.1 billion in distributable cash that was forecast in KMP’s 2009 budget is secure and not subject to volatile market conditions.
KMP’s 2009 budget, which was initially announced in November 2008, assumes an average WTI crude oil price of $68 per barrel for the year.  The majority of cash generated by KMP is fee based and is not sensitive to commodity prices.  In its CO2 segment, the company hedges the majority of its oil production, but does have exposure to unhedged volumes, most of which are natural gas liquids.  For full year 2009, every $1 change in the average WTI crude oil price per barrel is expected to impact the CO2 segment by approximately $6 million (or about 0.2 percent of our combined business segments’ anticipated distributable cash flow).
Kinder Morgan Management, LLC (NYSE: KMR) also expects to declare distributions of $4.20 per share for 2009.
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Other News
Products Pipelines
•
KMP acquired the jet fuel pipeline serving the Portland International Airport in Oregon from Chevron on July 31.  The pipeline transports commercial jet fuel from Kinder Morgan’s Willbridge Terminal in Portland to the airport.

•
KMP began commercial transportation in September of blended 2 percent biodiesel (B2) through its 115-mile Oregon Pipeline that runs from Portland to Eugene.  The new biodiesel shipment capability will help diesel fuel suppliers throughout Oregon meet a state biodiesel mandate that went into effect on Oct. 1.  The Oregon Pipeline is one of only a few pipelines in the United States able to regularly transport blended biodiesel, as the pipeline does not transport jet fuel, thereby eliminating the potential for “trailback” of product into subsequent jet fuel batches.

•
KMP will make modifications by year end to its Central Florida Pipeline assets that will enable gasoline and diesel to be transferred between the Kinder Morgan and BP Tampa terminals.  The project is being supported by a five-year throughput contract with BP.

Natural Gas Pipelines
•
KMP received authorization from the Pipeline and Hazardous Materials Safety Administration (PHMSA) to increase the maximum allowable operating pressure (MAOP) on specific requested segments of three major natural gas pipelines that it operates from .72 to .8 design.  This authorization will enable the Kinder Morgan Louisiana, Midcontinent Express and Rockies Express pipelines to serve their full current contracted capacity levels.

•
The remaining 195 miles of the REX Pipeline to Clarington, Ohio, is expected to be in service in November of this year upon completion of one remaining horizontal directional drill and subsequent testing of the pipeline.  REX-East began service June 29 from Audrain County, Mo., to the Lebanon Hub in Warren County, Ohio, with capacity of 1.6 billion cubic feet (Bcf) per day.  When completed, the 1,679-mile REX Pipeline will have a capacity of 1.8 Bcf per day.  Binding firm commitments from creditworthy shippers have been secured for nearly all of the capacity on the pipeline, including a compression expansion on the Entrega portion of REX that is expected to be completed in the first quarter of 2010.  Including expansions, the current estimate of total construction costs on the entire REX project is between $6.7 billion and $6.8 billion.  REX is one of the largest natural gas pipelines ever constructed in North America and is a joint venture of KMP, Sempra Pipelines and Storage and ConocoPhillips.

•
The approximately 500-mile Midcontinent Express Pipeline (MEP), which extends from southeast Oklahoma, across northeast Texas, northern Louisiana and central Mississippi to an interconnection with the Transco Pipeline near Butler, Ala., is fully operational.  Natural gas transportation service commenced Aug. 1 on the second leg of the pipeline from Delhi, La., to Butler.  Two compression expansions of the pipeline, which have already been approved by the Federal Energy Regulatory Commission (FERC), are expected to be completed in 2010 and combined will increase pipeline capacity to 1.8 Bcf per day in Zone 1 and 1.2 Bcf

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per day in Zone 2.  MEP’s capacity, including the expansion, is fully subscribed with long-term binding commitments from creditworthy shippers.  The total cost estimate for the project, including the expansion, remains at approximately $2.3 billion.  MEP is a joint venture of KMP and Energy Transfer Partners.

•
Development of the new Fayetteville Express Pipeline (FEP) continues, and the project has received its environmental assessment from the FERC.  A joint venture with Energy Transfer Partners, FEP is a 42-inch, 187-mile pipeline that will begin in Conway County, Ark., and end in Panola County, Miss.  FEP has secured 10-year binding commitments totaling 1.85 Bcf per day of capacity.  The pipeline will have an initial capacity of 2 Bcf per day.  Pending regulatory approvals, it is expected to be in service by late 2010 or early 2011.  KMP’s cost estimate for this project remains at $1.2 billion.

•
KMP purchased the natural gas treating business from Crosstex Energy on Oct. 1 for approximately $266 million.  KMP purchased approximately 290 amine-treating and dew-point control plants predominantly located in Texas and Louisiana, with additional facilities in Mississippi, Oklahoma, Arkansas and Kansas. The company will offer these natural gas treating services to its Texas Intrastate customers and to other producers in various supply basins, including the rapidly developing shale plays.

•
KMP entered into a definitive agreement with GMXR to purchase a 40 percent interest in the GMXR midstream natural gas gathering and compression business for approximately $36 million.  These assets provide gathering services to GMXR in its Cotton Valley Sands and Haynesville/Bossier Shale horizontal developments in East Texas.  The transaction is expected to close in the fourth quarter.

Terminals

•	Approximately 750,000 barrels of new liquids tankage capacity came online at the Pasadena and Galena Park terminals on the Houston Ship Channel during the third quarter.

•
KMP renewed customer contracts at its New York Harbor terminals of more than 5 million barrels, representing 33 percent of the capacity at those facilities.  The average term of the contracts is nearly seven years.

Debt and Equity Issuance

•	KMP issued $1 billion in senior notes in September. On the equity side, KMP has sold approximately $858 million of equity year to date versus its full-year budget of $1 billion.

Kinder Morgan Management, LLC
Shareholders of Kinder Morgan Management, LLC will also receive a $1.05 distribution ($4.20 annualized) payable on Nov. 13, 2009, to shareholders of record as of Oct. 30, 2009.  The distribution to KMR shareholders will be paid in the form of additional KMR shares.  The
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distribution is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.
Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company in North America.  KMP owns an interest in or operates more than 28,000 miles of pipelines and 170 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle bulk materials like coal and petroleum coke.  KMP is also the leading provider of CO2 for enhanced oil recovery projects in North America.  One of the largest publicly traded pipeline limited partnerships in America, KMP has an enterprise value of approximately $25 billion.  The general partner of KMP is owned by Kinder Morgan, Inc., a private company.  For more information please visit www.kindermorgan.com.

Please join KMP at 4:30 p.m. Eastern Time on Wednesday, Oct. 21, at www.kindermorgan.com for a LIVE webcast conference call on the company’s third quarter earnings.

The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments, or DD&A, and certain items, are presented in this news release.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance.
Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders on an ongoing basis.  Management uses this metric to evaluate our overall performance.  It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions.  Distributable cash flow before certain items is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment.  This financial measure indicates to investors whether or not we typically are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement.  Our partnership agreement requires us to distribute all available cash.  Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative measures used in the investment community because the value of a unit of such an entity is generally determined by the unit's yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).  The economic
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substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.
We define distributable cash flow before certain items to be limited partners' pretax income before certain items and DD&A, less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for Rockies Express and Midcontinent Express, our equity method investees.  Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units.  "Certain items" are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to our ownership that are required to be reflected in our results due to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example legal settlements, hurricane impacts and casualty losses.  Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business' ongoing cash generation capacity than a similar measure with the certain items included.  For similar reasons, management uses segment earnings before DD&A and certain items in its analysis of segment performance and managing our business.  We believe segment earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand the ability of our segments to generate cash on an ongoing basis.  We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions about allocating resources to our segments and assessing the segments' respective performance.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income.  Our calculation of distributable cash flow before certain items, which begins with net income after subtracting certain items that are specifically identified in the accompanying tables, is set forth in those tables.  Net income before certain items is presented primarily because we use it in this calculation.  Segment earnings before DD&A is the GAAP measure most directly comparable to segment earnings before DD&A and certain items.  Segment earnings before DD&A and certain items is calculated by removing the certain items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables, from segment earnings before DD&A.  In addition, segment earnings before DD&A computed in accordance with GAAP is included on the first page of the tables presenting our financial results.
Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, segment earnings before DD&A or any other GAAP measure.  Distributable cash flow before certain items and segment earnings before DD&A and certain items are not financial measures in accordance with GAAP and have important limitations as analytical tools. You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP.  Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow measures are defined differently by different companies in our industry, our distributable cash
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flow before certain items may not be comparable to distributable cash flow measures of other companies.  Segment earnings before DD&A and certain items has similar limitations.  Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.
# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statement of Income
(Unaudited)
(In millions except per unit amounts)

	Three Months Ended September 30.		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenues	$1,660.7	$3,232.8	$5,092.5	$9,448.8

Costs, expenses and other
Operating expenses	945.5	2,532.9	3,038.1	7,353.8
Depreciation, depletion and amortization	202.9	166.8	616.2	490.5
General and administrative	83.7	73.1	238.8	222.7
Taxes, other than income taxes	36.4	48.0	98.8	147.0
Other expense (income)	(14.5)	4.1	(18.1)	1.3
	1,254.0	2,824.9	3,973.8	8,215.3
Operating income	406.7	407.9	1,118.7	1,233.5

Other income (expense)
Earnings from equity investments	59.8	34.6	139.9	118.5
Amortization of excess cost of equity investments	(1.4)	(1.4)	(4.3)	(4.3)
Interest, net	(103.0)	(98.3)	(296.2)	(293.8)
Other, net	12.9	4.3	43.8	30.5

Income from continuing operations before income taxes	375.0	347.1	1,001.9	1,084.4

Income taxes	(11.3)	(14.2)	(42.8)	(35.8)

Income from continuing operations	363.7	332.9	959.1	1,048.6

Income from discontinued operations	-	-	-	1.3

Net income	363.7	332.9	959.1	1,049.9

Net income attributable to Noncontrolling Interests	(4.2)	(3.1)	(11.9)	(11.2)

Net income attributable to KMP	$359.5	$329.8	$947.2	$1,038.7

Calculation of Limited Partners’ interest in Net Income attributable to KMP
Income from continuing operations attributable to KMP	$359.5	$329.8	$947.2	$1,037.4
Less: General Partner’s interest	(236.2)	(205.6)	(692.7)	(588.9)
Limited Partners’ interest	123.3	124.2	254.5	448.5
Add: Limited Partner’s interest in discontinued operations	-	-	-	1.3
Limited Partners’ interest in net income	$123.3	$124.2	$254.5	$449.8

Limited Partners’ net income per unit
Income from continuing operations	$0.43	$0.48	$0.92	$1.76
Income from discontinued operations	$-	$-	$-	$-
Net income	$0.43	$0.48	$0.92	$1.76
Weighted average units outstanding	286.6	258.8	277.9	255.5

Declared distribution / unit	$1.05	$1.02	$3.15	$2.97

	Three Months Ended September 30.		Nine Months Ended September 30,
	2009	2008	2009	2008
Segment earnings before DD&A and amortization of excess investments
Products Pipelines	$167.9	$130.4	$468.3	$408.7
Natural Gas Pipelines	197.8	185.0	560.7	555.7
CO2	193.2	203.3	563.3	619.7
Terminals	155.2	120.1	432.8	386.3
Kinder Morgan Canada	47.7	39.6	113.9	103.2
	$761.8	$678.4	$2,139.0	$2,073.6

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended September 30.		Nine Months Ended September 30,
	2009	2008	2009	2008
Segment earnings before DD&A and amort. of excess investments (1)
Products Pipelines	$166.7	$140.6	$470.5	$418.3
Natural Gas Pipelines	194.8	177.2	561.5	548.0
CO2	198.6	203.3	568.7	619.7
Terminals	144.0	132.4	421.2	398.6
Kinder Morgan Canada	47.7	39.6	125.1	103.2
Total	$751.8	$693.1	$2,147.0	$2,087.8

Segment DD&A and amortization of excess investments
Products Pipelines	$24.5	$23.0	$72.6	$69.2
Natural Gas Pipelines	25.6	17.5	62.7	51.2
CO2	109.2	89.2	356.4	260.9
Terminals	35.1	31.0	100.9	90.9
Kinder Morgan Canada	9.9	7.5	27.9	22.6
Total	$204.3	$168.2	$620.5	$494.8

Segment earnings contribution
Products Pipelines (1)	$142.2	$117.6	$397.9	$349.1
Natural Gas Pipelines (1)	169.2	159.7	498.8	496.8
CO2	89.4	114.1	212.3	358.8
Terminals (1)	108.9	101.4	320.3	307.7
Kinder Morgan Canada (1)	37.8	32.1	97.2	80.6
General and administrative (1) (2)	(84.9)	(76.8)	(243.2)	(228.0)
Interest, net (1) (3)	(107.4)	(99.8)	(312.5)	(296.4)
Certain items			-	-
Kinder Morgan Canada non-cash tax adjustment (4)	-	-	(11.2)	-
Allocated non-cash long-term compensation	(1.5)	(1.4)	(4.3)	(4.2)
Gain on sale (5)	-	-	-	14.3
Environmental reserves	-	-	(3.9)	-
Legal reserves and settlements	-	(9.5)	0.5	(9.5)
Mark to market of certain upstream hedges (6)	(0.7)	12.2	(4.5)	(0.9)
CO2 hedges (7)	(5.4)	-	(5.4)	-
Hurricanes and fires (O&M costs)/insurance reimbursements (8)	15.0	(15.5)	15.0	(15.5)
Other (9)	1.1	(1.2)	2.1	(2.9)
Sub-total certain items	8.5	(15.4)	(11.7)	(18.7)
Net income	$363.7	$332.9	$959.1	$1,049.9
Less: General Partner’s interest in net income	(236.2)	(205.6)	(692.7)	(588.9)
Less: Noncontrolling interests in net income	(4.2)	(3.1)	(11.9)	(11.2)
Limited Partners’ net income	$123.3	$124.2	$254.5	$449.8

Net income attributable to KMP before certain items	$351.1	$345.0	$958.8	$1,057.2
Less: General Partner’s interest in net income before certain items	(236.1)	(205.8)	(692.8)	(589.1)
Limited Partners’ net income before certain items	115.0	139.2	266.0	468.1
Depreciation, depletion and amortization (10)	228.0	177.5	665.7	518.4
Book (cash) taxes - net	17.2	8.5	30.7	(10.4)
Express contribution	1.1	-	3.8	-
Sustaining capital expenditures (11)	(41.3)	(43.3)	(112.0)	(120.1)
DCF before certain items	$320.0	$281.9	$854.2	$856.0

Net income / unit before certain items	$0.40	$0.54	$0.96	$1.83
DCF / unit before certain items	$1.12	$1.09	$3.07	$3.35
Weighted average units outstanding	286.6	258.8	277.9	255.5
____________
Notes ($ million)
(1)	Excludes certain items:
2008 3rd quarter - Products Pipelines $(10.2), Natural Gas Pipelines $7.8, Terminals $(12.3), interest expense $(0.7)
2008 year to date - Products Pipelines $(9.6), Natural Gas Pipelines $7.7, Terminals $(12.3), general and administrative expense $(2.8), interest expense $(1.7)

2009 3rd quarter - Products Pipelines $1.2, Natural Gas Pipelines $3.0, CO2 $(5.4), Terminals $11.2, general and administrative expense $(1.1), interest expense $(0.4)
2009 year to date - Products Pipelines $(2.2), Natural Gas Pipelines $(0.8), CO2 $(5.4), Terminals $11.6, KMC $(11.2), general and administrative expense $(2.5), interest expense $(1.2)
(2)	General and administrative expense includes income tax that is not allocable to the segments - 2008 - $(3.7) and $(8.1) for the 3rd quarter and year to date, respectively
2009 - $(2.3) and $(6.9) for the 3rd quarter and year to date, respectively
(3)
Interest expense on this page excludes interest income that is allocable to the segments of $2.2 and $4.3 for the 3rd quarter and year to date, respectively for 2008, and $4.8 and $17.5 for the 3rd quarter and year to date, respectively, for 2009

(4)	Kinder Morgan Canada - 2009 - $(11.2) for year to date, primarily related to non-cash regulatory accounting adjustments
(5)	2008 - Gain on sale of North & Thunder Creek Systems
(6)	Upstream asset discontinued hedge accounting during the 2nd quarter of 2008. Actual gain or loss will continue to be taken into account in earnings before DD&A at time of physical transaction
(7)	2009 - CO2 hedge ineffectiveness
(8)	2008 - Hurricanes Gustav and Ike; Pasadena, Port Sutton, and Lower River Terminal Fires
(9)	2008 - Imputed interest on Cochin acquisition, FX loss on Cochin note payable
2009 - Imputed interest on Cochin acquisition, FX gain on Cochin note payable, expense related to Express dropdown and Crosstex acquisition, and Terminals overhead credit on certain items capex
(10)	Includes KMP share of REX/MEP DD&A - 2008 - $9.3 and $23.6 for the 3rd quarter and year to date, respectively; 2009 - $23.7 and $45.2 for the 3rd quarter and year to date, respectively
(11)	Includes Kinder Morgan Energy Partner's (KMP) share of Rockies Express (REX) and Midcontinent Express (MEP) sustaining capital expenditures

Volume Highlights
(historical pro forma for acquired assets)

	Three Months Ended September 30.		Nine Months Ended September 30,
	2009	2008	2009	2008
Products Pipelines
Gasoline (1)	101.3	101.1	301.2	299.5
Diesel	35.9	40.0	107.9	120.2
Jet Fuel	28.8	29.6	83.7	89.2
Total Refined Product Volumes (MMBbl)	166.0	170.7	492.8	508.9
NGL’s	6.2	5.8	18.4	18.7
Total Delivery Volumes (MMBbl) (2)	172.2	176.5	511.2	527.6

Natural Gas Pipelines (3)
Transport Volumes (Bcf)	633.3	512.5	1,683.6	1,495.7
Sales Volumes (Bcf)	200.5	220.0	602.3	660.0

CO2
Delivery Volumes (Bcf) (4)	178.3	171.3	579.7	530.1
Sacroc Oil Production - Gross (MBbl/d) (5)	29.6	27.9	30.2	27.6
Sacroc Oil Production - Net (MBbl/d) (4)	24.7	23.3	25.2	23.0
Yates Oil Production Gross - (MBbl/d) (5)	26.4	27.1	26.6	27.9
Yates Oil Production - Net (MBbl/d) (6)	11.7	12.0	11.8	12.4
NGL Sales Volumes (MBbl/d) (7)	9.5	7.6	9.3	8.7
Realized Weighted Average Oil Price per Bbl (8) (9)	$51.42	$51.45	$48.27	$51.50
Realized Weighted Average NGL Price per Bbl (9)	$40.28	$77.97	$34.31	$73.37

Terminals
Liquids Leaseable Capacity (MMBbl)	55.6	54.2	55.6	54.2
Liquids Utilization %	96.7%	98.2%	96.7%	98.2%
Bulk Transload Tonnage (MMtons)	21.1	27.5	58.0	79.1

Trans Mountain (Mbbls - mainline throughput)	28.1	22.6	75.0	63.5
____________
(1)	Products gasoline volumes include ethanol
(2)	Includes Pacific, Calnev, Plantation, Central Florida, Cochin and Cypress
(3)	Includes KMIGT, Texas Intrastates, KMNTP, Monterrey, Trailblazer, TransColorado, REX, MEP, and KMLA Pipeline volumes
(4)	Includes Cortez, Central Basin, CRC, CLPL and PCPL pipeline volumes
(5)	Represents 100% production from the field
(6)	Represents KMP's net share of the production from the field
(7)	Net to KMP
(8)	Includes all KMP crude oil properties
(9)	Hedge gains/losses for Oil and NGLs are included with Crude Oil

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET
(Unaudited)
(in millions)

	September 30, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$169	$63
Other current assets	863	1,182
Property, plant and equipment, net	13,873	13,241
Investments	2,556	954
Deferred charges and other assets	2,094	2,446
TOTAL ASSETS	$19,555	$17,886

LIABILITIES AND PARTNERS’ CAPITAL

Liabilities
Notes payable and current maturities of long-term debt	156	289
Other current liabilities	1,018	1,493
Long-term debt	10,247	8,275
Value of interest rate swaps	575	951
Other	956	762
Total liabilities	12,952	11,770

Partners’ capital
Accumulated other comprehensive loss	(306)	(288)
Other partners’ capital	6,831	6,333
Total KMP partners’ capital	6,525	6,045
Noncontrolling interests	78	71
Total partners’ capital	6,603	6,116
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$19,555	$17,886

Total Debt, net of cash and cash equivalents, and excluding the value of interest rate swaps	$10,234	$8,501
Segment earnings before DD&A and certain items	$2,872	$2,791
G&A	(309)	(293)
Income taxes	29	33
EBITDA(1)	$2,592	$2,531

Debt to EBITDA	3.9	3.4
____________
(1)	EBITDA is last twelve months
(2)	EBITDA includes addback of KMP’s share of REX and MEP DD&A